Exhibit 99.2

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Announces Sale of Manitoba Harvest to Tilray
Transaction Expected to Result in Sizable Gain on Sale

Compass to Reduce Debt and Strengthen Balance Sheet

Westport, Conn., February 20, 2019 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that it has entered into a definitive agreement (the “Agreement”) to sell its majority owned subsidiary, FHF Holdings Ltd. (“Manitoba Harvest”), to Tilray Inc. (“Tilray”) (NASDAQ: TLRY), a global leader in cannabis research, cultivation, production, and distribution. Under the terms of the Agreement, Manitoba Harvest will be sold to Tilray for an aggregate sales price of up to C$419 million.

The Company expects to realize a sizable gain on the sale and intends to use the net proceeds to repay outstanding debt under the Company's revolving credit facility.

Commenting on the transaction, Elias Sabo, CEO of Compass Diversified Holdings, stated, “We acquired a majority interest in Manitoba Harvest over three years ago and are proud to have partnered with the company to raise awareness of Hemp as a super food, growing the customer base across North America, more than doubling household penetration in the U.S., and driving category expansion. I want to wish the entire Manitoba team continued success and am thrilled that they will be partnering with a recognized global category leader in Tilray, where they will have an unparalleled opportunity in a rapidly expanding market.”

Bill Chiasson, CEO of Manitoba Harvest, added, “With CODI’s support, guidance, and patient investment style, Manitoba Harvest has solidified its position as the world’s largest vertically integrated hemp food brand. CODI’s ability and willingness to make substantial investments into consumer marketing for our leading brands has resulted in a greatly expanded consumer appreciation of hemp-based food products, accelerating sales growth, and a ubiquitous market presence in highly desirable retail locations. I would like to thank CODI for all that they have done to bring Manitoba Harvest to the transformative market opportunity that we are realizing today.”

Mr. Sabo concluded, “Manitoba Harvest highlights CODI’s proven model of identifying and acquiring niche leading businesses, utilizing our significant liquidity and permanent capital to execute value-added initiatives to strengthen our subsidiaries, and opportunistically divesting our businesses to enhance value creation for our shareholders. With this transaction, we will significantly increase our total realized gains and we intend to deploy the net proceeds towards repaying our revolving credit facility.”

Under the terms of the Agreement, shareholders of Manitoba Harvest, including CODI, will receive up to C$419 million, of which C$277.5 million is payable at closing, comprised of C$150 million in cash and C$127.5 million in Tilray Shares. Six months after closing, Manitoba Harvest shareholders, including CODI, will receive C$92.5 million, comprised of C$50 million in cash and C$42.5 million in Tilray Shares. Manitoba Harvest shareholders, including CODI, will receive an additional C$49 million in Tilray Shares upon Manitoba Harvest achieving certain performance milestones in 2019, such amount to be reduced to the extent that some or all of the milestones are not achieved. The transaction will be subject to normal post-closing adjustments.

The closing of this transaction is subject to customary terms and conditions and court approval. The transaction will be completed by plan of arrangement under the Business Corporations Act of British Columbia. The transaction is expected to close within the next 30 days.

Stikeman Elliott LLP acted as legal counsel to sellers. Jefferies LLC acted as financial advisor to CODI in connection with the transaction.
About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest);

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

About Tilray
Tilray is a global pioneer in the research, cultivation, production and distribution of cannabis and cannabinoids currently serving tens of thousands of patients and consumers in twelve countries spanning five continents.

About Manitoba Harvest
Headquartered in Winnipeg, Manitoba, and founded in 1998, Manitoba Harvest is a pioneer and global leader in branded, hemp-based foods. The company is the world’s largest vertically-integrated hemp food manufacturer and is strategically located near its supply base in Canada. Manitoba Harvest’s 100% all-natural product lineup includes hemp hearts, hemp protein powder and hemp snacks and are currently carried in about 16,000 retail locations across the U.S. and Canada.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2017 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.